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                                                                     Exhibit 4.4



                              AMENDMENT NUMBER FOUR
                      ALL*AMERUS SAVINGS & RETIREMENT PLAN

                  WHEREAS, AmerUs Life Holdings, Inc., an Iowa corporation ("AmerUs Life"), heretofore has established and maintained the "All*AmerUs Savings & Retirement Plan" (the "Plan"), a defined contribution plan for the benefit of certain of its employees and certain employees of its affiliates;

                  WHEREAS, effective September 20, 2000, AmerUs Life merged with and into AmerUs Group Co., an Iowa corporation (the "Company"), pursuant to which each outstanding share of the common stock of AmerUs Life became one share of common stock of the Company (the "Merger"); and

                  WHEREAS, the Company desires to amend the Plan to reflect the assumption of the Plan by the Company and the substitution of Company common stock for AmerUs Life common stock in the Plan's company stock fund.

                  NOW, THEREFORE, the Plan is hereby amended, effective September 20, 2000, as follows:

                           PART III, Section 15 of Article I is amended to read as follows:

                  (15)     COMPANY STOCK:

                           The common stock of AmerUs Group Co. (or any successor entity).

                           PART IV, Section (20) of Article I is amended to read as follows:

                  (20)     CORPORATION:

                           AmerUs Group Co. (or any successor entity).